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                                                                       EXHIBIT 5

                             DAVIS POLK & WARDWELL
                              1600 EL CAMINO REAL
                             MENLO PARK, CA 94025
                                 650-752-2000



                                                       January 29, 2001


NetIQ Corporation
3553 North First Street
San Jose, CA 95134

Ladies and Gentlemen:

     We have acted as counsel to NetIQ Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of shares of the Company's Common Stock, par value $0.001 per share (the "Shares") to be issued in exchange for shares of Common Stock, no par value per share (the "WebTrends Shares"), of WebTrends Corporation, an Oregon corporation, as described in the Registration Statement.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in exchange for WebTrends Shares as described in the prospectus that is part of the Registration Statement, will be validly issued, fully paid and non-assessable.

     This opinion is limited to the laws of the State of California, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the reported judicial decisions thereunder.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus.

                                        Very truly yours,

                                        /S/ DAVIS POLK & WARDWELL